Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of F5, Inc. of our report dated November 15, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in F5, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2022.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
February 2, 2023